                                                                    EXHIBIT 10.3

                             JOINT VENTURE AGREEMENT


      THIS AGREEMENT is made effective as of 20 OCTOBER, 1993, by and between RACOM SYSTEMS, INC. ("RACOM"), a Delaware corporation located at 6080 Greenwood Plaza Boulevard, Englewood, Colorado 80111 and NITTETSU SHOJI CO., LTD. ("NS"), a Japanese company located at___________________________________________________
________________________________________________________________________________
(collectively, the "Shareholders")

                                    RECITALS

      WHEREAS, the Shareholders desire to form a joint venture corporation dedicated primarily to serve as a Japanese distributor of RACOM's radio frequency identification products and systems.

      WHEREAS, the Shareholders desire to acquire the stock of such corporation, and the Shareholders desire to provide for certain other matters regarding the management of such corporation.

      NOW, THEREFORE, in consideration of the foregoing and the mutual promises hereinafter set forth, the Shareholders agree as follows:


                                    ARTICLE I

DEFINITIONS

      For purposes of this Agreement, the following terms shall, unless the context otherwise requires, have the meanings set forth below:

1.1 "APPROVAL BY THE BOARD OF DIRECTORS" shall mean approval in the manner set forth in Section 23 of the Articles of Incorporation of the Joint Venture.

1.2 "BOARD OF DIRECTORS" means the board of directors of the Joint Venture, constituted as described in Article V below.

1.3 "CLOSING" AND "CLOSING DATE" shall have the meanings set forth in Article VI of this Agreement.

1.4 "CONTROL" means the power to direct or cause the direction of the management and policies of an individual, corporation, partnership, firm, or other entity, whether through ownership of its voting securities or by contract or otherwise. Without limiting the foregoing, the ownership of shares comprising


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      more than fifty percent (50%) of the voting power of a corporation shall be deemed to constitute control.

1.5 "EXCLUSIVE DISTRIBUTOR AGREEMENT" means the Exclusive Distributor Agreement to be entered into by and among the Joint Venture, RACOM and NS concurrent with the execution of this Agreement.

1.6 "EXCLUSIVE IMPORT AGREEMENT" means the Exclusive Import Agreement to be entered into by and between RACOM and NS concurrent with the execution of this Agreement.

1.7   "JOINT VENTURE" means the corporation to be organized pursuant to Section
      2.1.

1.8 "SHARES" means the shares of capital stock issued or issuable by the Joint Venture

                                   ARTICLE II

ESTABLISHMENT OF THE JOINT VENTURE

2.1 FORMATION OF THE JOINT VENTURE. As soon as practical after the execution of this Agreement, NS and Racom shall cause the Joint Venture to be organized as a corporation pursuant to the laws of Japan and the provisions of this Agreement. The name of the Joint Venture shall be "Racom Japan, Inc." The organizational documents of the Joint Venture shall be in the form attached hereto as Exhibit A.

2.2 FURTHER ACTION. The Shareholders shall cause the Joint Venture to file any and all reports and notices and shall take any and all other further action necessary or appropriate to establish and maintain its existence in good standing under the laws of the Japan.


                                   ARTICLE III

PURPOSES OF THE JOINT VENTURE

3.1 GENERAL PURPOSE. The Joint Venture is formed for the purpose of developing and increasing the market for RACOM's radio frequency identification products ("Products"), and selling and distributing the Products in Japan. Without limiting the generality of the foregoing, the Joint Venture will provide technical support, engineering data and information regarding the Products, as well as providing software development and manufacturing support for the Products with a view toward

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      promoting, coordinating and supporting sales of the Products to Japanese customers. The Joint Venture will also provide customer service such as claim processing and verification of quality and reliability of the Products. The Joint Venture may also undertake such other business opportunities as the Shareholders shall deem appropriate.

3.2 COOPERATION. The Shareholders agree to cooperate with each other in good faith in the fulfillment of the above purposes and activities and otherwise in the implementation of the provisions of this Agreement.


                                   ARTICLE IV


CAPITALIZATION, SALE OF SHARES AND RESTRICTIONS ON TRANSFER

4.1 CAPITALIZATION AND CAPITAL STOCK. The Joint Venture shall have one class of shares, designated Common Stock, having the rights, preferences and privileges set forth in the Articles of Incorporation. The authorized capital stock of the Joint Venture shall consist of Two Thousand Four Hundred (2,400) shares of Common Stock.

4.2   PURCHASE AND SALE OF SHARES.

      At the Closing, the Joint Venture shall issue and sell and the Shareholders shall purchase the number of Shares of Common Stock set forth below opposite the name of each such Shareholder at a purchase price of 50,000 Japanese Yen per share, payable in cash:

             NAME                            NUMBER OF SHARES

             NS                                   300
             RACOM                                300

      Any additional capital required by the Joint Venture shall be provided, if at all, only upon terms mutually agreeable to the Shareholders.

4.3 RESTRICTIONS ON TRANSFER. No shareholder may sell, pledge, assign or otherwise transfer, in whole or in part, any Shares during the two (2) year period following the Closing without the express, prior written consent of the other Shareholder. Each stock certificate representing the Shares shall be stamped or otherwise imprinted with a legend in substantially the following form:

          "THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE TERMS OF THE JOINT VENTURE AGREEMENT PURSUANT TO WHICH THE COMPANY WAS FORMED. COPIES OF THE JOINT VENTURE AGREEMENT COVERING THE PURCHASE OF THESE SECURITIES AND RESTRICTING THEIR TRANSFER MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE COMPANY AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY."

      Each Shareholder consents to the Joint Venture making a notation on its records and giving instructions to any transfer agent of the Shares in order to implement the restrictions on transfer described in this Section. Each Shareholder shall cause any approved transferee of the Shares held by such Shareholder to agree in writing to take and hold such Shares subject to the provisions and upon the conditions specified in this Agreement.

4.4 RIGHT OF FIRST REFUSAL. At anytime after the two (2) year period following the Closing, no Shareholder may sell, assign, pledge or otherwise transfer, in whole or in part, any of the Shares except in accordance with the following restrictions:

      (a) If any Shareholder shall receive an offer to purchase any or all of the Shares held by such Shareholder, such Shareholder (the "Offering Shareholder") shall first give written notice to the other Shareholder stating its intention to transfer, the name of the proposed transferee, the number of offered Shares and the price, terms and conditions of the proposed sale or transfer.

      (b) The other, non-offering Shareholder shall have the right to purchase all (but not less than all) of the Shares offered, which right shall be exercisable by written notice specifying the number of Shares which the non-offering Shareholder wishes to purchase, delivered or mailed to the offering Shareholder not later than the expiration of thirty (30) days after delivery of the written notice of intention to sell. The price and terms of purchase by the non-offering Shareholder shall be the price and terms stated in the notice.

      (c) If the non-offering Shareholder does not exercise its right to purchase all of the offered Shares within such thirty (30) day period, the offering Shareholder may within sixty (60) days after expiration of such right, sell or transfer the Shares specified in the notice to the transferee named in the notice; provided that (i) such sale or transfer is not at a lower price or on terms more favorable to the transferee than
           those specified in the written notice;   (ii) prior to such transfer,
           such transferee agrees in writing to become bound by this Article IV;
           (iii) any such transfer shall not serve to excuse or terminate any of the obligations of the transferring Shareholder as a party to this Agreement and such transferring Shareholder shall continue to be bound by this Agreement as if it continued to hold the Shares so transferred unless the transferee (who shall be reasonably acceptable to the non-offering Shareholder) agrees in writing to assume all of the obligations of the transferring Shareholder and to be so bound.


                                    ARTICLE V


MANAGEMENT.

5.1 BOARD OF DIRECTORS. The number of members of the Board of Directors shall be fixed at four (4). Each Shareholder shall have the right to select two
      (2) persons to serve on the Board of Directors. Each Shareholder shall vote its Shares to cause the election to the Board of Directors of the persons selected by the other Shareholder. All actions of the Board of Directors shall require approval by the Board of Directors as defined in
      Section 1.2 hereof. The Board of Directors shall meet on a regular basis as it determines from time to time, but not less than four (4) times per year unless the Shareholders agree otherwise. The Board of Directors shall select its Chairman by mutual agreement. The Board of Directors will manage the affairs of the Joint Venture in accordance with the Articles of Incorporation, those pertinent provisions of this Joint Venture Agreement and the laws of Japan. The matters to be considered and resolved by the Board of Directors include the following:

      1)   Amendment to or alteration of the Articles of Incorporation;

      2)   Increase or decrease of the issued capital;

      3)   Liquidation, winding-up or dissolution of the Joint Venture;

      4)   Merger or amalgamation with or into any third party;

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      5)   Change in the business of the Joint Venture in any material respect;

      6) Commencement of a new business, or investment in a third party or new business;

      7) Acquisition or disposition of assets or property having a value exceeding one million yen;

      8)   Obtaining a loan;

      9) Making a guarantee or becoming otherwise liable in respect of any loan to third parties;

      10)  Adopting an annual operating plan;

      11)  Entering into any important contract;

      12)  Declaration of dividends;

      13)  Appointment of auditors and approval of their remuneration;

      14) Any other matters which are stipulated to be resolved by a meeting of the Board of Directors under the Japanese Commercial Code; and


      15) Any other important matters which are deemed necessary by the Board of Directors.

5.2 OFFICERS. ________________________is hereby appointed President of the Joint Venture until such time as the Board of Directors selects his successor. The President of the Joint Venture shall be responsible for day-to-day management of the business operations of the Joint Venture, subject, however, to the directions of the Board of Directors, the terms of this Agreement and the terms of the Articles of Incorporation of the Joint Venture.


5.3 OPERATING PLAN. Within ____________ (___) days after the date hereof, the Board of Directors shall propose an operating plan for the conduct of the Joint Venture's business for the succeeding twelve months, ending on the first anniversary date of this Agreement. Such operating plan shall be subject to the approval of the Board of Directors. The Board of Directors annually hereafter shall propose an operating plan for the conduct of the Joint Venture's business for the succeeding twelve months, or such other budget period as may be agreed upon by the Board of Directors. Each subsequent operating plan shall also be subject to the approval of the Board of Directors.


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


5.4 LIMITATION OF LIABILITY; INDEMNITY. The individual liability of members of the Board of Directors with respect to action or inaction in such capacity shall be limited to the maximum extent permitted under applicable law. Further, the Joint Venture shall indemnify and hold harmless the individual members of the Board of Directors to the maximum extent permitted under applicable law.

5.5   FAILURE TO AGREE.

      (a) If the Board of Directors fails to approve a proposed operating plan at three consecutive meetings of the Board of Directors or if any unresolved matter prevents the Joint Venture's continued operation in accordance with the then approved operating plan unless mutually resolved, then, unless such proposal or matter is resolved by the affirmative vote of all of the Board of Directors, a "failure to agree" will be deemed to have occurred. If a failure to agree occurs, then the Shareholders shall negotiate in good faith to resolve the matter for sixty (60) days. If such negotiations do not resolve the matter, then a "buy/sell right" will be deemed to have occurred and the provisions of paragraph 5.5(b) will apply.

      (b) Within thirty (30) days after a buy/sell right occurs, the Shareholders shall submit to a major international public accounting firm approved by them (such approval not to be unreasonably withheld) a sealed written unconditional offer denominated in United States Dollars to purchase all of the other party's Shares in the Joint Venture. The offer shall be stated in an amount per Share of Common Stock. The Shareholder's offer with the highest price per Share of Common Stock shall be deemed to be the "Purchasing Shareholder."
           The other Shareholder shall be deemed to be the "Selling Shareholder." The Selling Shareholder shall promptly thereafter sell all of its Shares of Common Stock to the Purchasing Shareholder for an amount equal to the product of the Purchasing Shareholder's offer per Share times the number of Shares of Common Stock owned by the Selling Shareholder. The purchase price will be paid by delivery of cash to the Selling Shareholder within sixty (60) days after determination of the highest offer. If the offers submitted by the Shareholders are exactly equal, the accounting firm will notify each Shareholder and each Shareholder will submit, within fifteen
           (15) days, a new sealed written unconditional offer denominated in United States Dollars to purchase the other party's Shares of Common Stock and the foregoing procedures shall apply.

5.6 ACTIONS BY SHAREHOLDERS. With respect to all matters which require or are subjected to a vote or action by written consent of the Shareholders of the Joint Venture, NS and RACOM agree that: (a) they shall consult with each other and (b) each party shall vote its Shares of Common Stock the same as the other party. In the event that NS and RACOM are unable or unwilling to vote their Shares the same, then both NS and RACOM shall be obligated to vote their Shares against the adoption of the matter or matters that are the subject of the shareholder vote or action by written consent.


                                   ARTICLE VI

         CONDITIONS TO CLOSING; CLOSING AND EFFECTIVENESS OF THE AGREEMENT

6.1 CONDITIONS TO CLOSING. The obligations of each party to consummate the transactions contemplated hereby are subject to the satisfaction of each of the following conditions or the waiver thereof by such party

      (a) JOINT VENTURE. All actions necessary for the due incorporation and organization of the Joint Venture in accordance with the Articles of Incorporation and this Agreement shall have been taken.

      (b) GOVERNMENTAL CONSENTS. All required governmental consents to the transactions contemplated hereby shall have been obtained, all required notifications to governmental authorities shall have been made and all waiting periods with respect thereto shall have expired.

      (c) CONSENTS AND WAIVERS. All waivers, consents and permissions required for the execution and performance of this Agreement and the transactions contemplated thereby by the Shareholders shall have been obtained.

6.2 CLOSING. Subject to the satisfaction or waiver of all conditions to Closing, the Closing shall occur as soon thereafter as all such conditions have been satisfied or waived (the "Closing Date"). At the Closing:

      (a) INVESTMENT. NS and RACOM shall each purchase the Shares of Common Stock identified for purchase at the Closing pursuant to Section 4.2 hereof and the Joint Venture shall deliver certificates to the Shareholders representing such shares against payment therefor in accordance with this Agreement.

      (b) EXCLUSIVE DISTRIBUTOR AGREEMENT. NS, RACOM and the Joint Venture shall concurrently enter into the Exclusive Distributor Agreement.

      (c) EXCLUSIVE IMPORT AGREEMENT. NS and RACOM shall concurrently enter into the Exclusive Import Agreement.

6.3 EFFECTIVENESS OF AGREEMENT. On the Closing Date this Agreement shall be deemed effective as of____________, 1993.


                                   ARTICLE VII

REPRESENTATIONS AND WARRANTIES

7.1 REPRESENTATIONS AND WARRANTIES BY THE SHAREHOLDERS. Each Shareholder hereby represents and warrants to the other Shareholder that:

      (a) It is a corporation duly organized and existing under, and by virtue of, the laws of its jurisdiction of incorporation and is in good standing under such laws.

      (b) It has now, and will have at any time, all requisite legal and corporate power to enter into this Agreement and to carry out and perform it obligations under the terms of this Agreement.

      (c) All corporate action on the part of such Shareholder, its officers, directors, and shareholders necessary for the performance of its obligations under this Agreement and the transactions contemplated hereby have been taken as of the date hereof. This Agreement is a valid and binding obligation of such Shareholder.

      (d) Such Shareholder understands that no public market now exists for any of the securities issued by the Joint Venture and that there is no assurance that a public market will ever exist for the Shares.


                                  ARTICLE VIII

CONFIDENTIALITY

8.1 OBLIGATION OF CONFIDENTIALITY. Contemporaneously with the execution hereof, the parties to this Agreement have entered into a Confidentiality Agreement, in the form attached hereto as Exhibit "_", relative to the preservation of the strict confidentiality of any information given to them by any other party and identified as being confidential, including only disclosing it to those employees to whom it is necessary or appropriate in order to perform its obligations consistent with the terms of this Agreement.

8.2 EMPLOYEES OF JOINT VENTURE. The Joint Venture shall require all of its employees to enter into a nondisclosure and assignment of invention agreement upon commencement of their employment pursuant to which such employee shall agree not to disclose or use confidential information acquired from the Joint Venture or the Shareholders and shall agree to assign inventions to the Joint Venture.


                                   ARTICLE IX

TERM AND TERMINATION

9.1 TERM AND TERMINATION AFTER CLOSING. After the Closing, this Agreement shall continue in full force and effect for a period of two (2) years or until earlier terminated as set forth herein.

9.2 TERMINATION FOR DEFAULT. If a party defaults in the performance of any obligation under this Agreement, the other party may give written notice to the defaulting party specifying the nature of the default and demanding that it be cured. If, within thirty (30) days after notice of default, the defaulting party shall not have remedied the default, then this Agreement may, at the election (in writing) of the non-defaulting party, be terminated.

9.3 TERMINATION FOR INSOLVENCY. This Agreement may be terminated by either party by written notice (i) upon the institution by the other party of insolvency, receivership, bankruptcy or similar proceedings for the relief of indebtedness; (ii) upon the institution of such proceedings against the other party, which are not dismissed or otherwise resolved in such party's favor within sixty (60) days thereafter; (iii) upon the other parties making a general assignment for the benefit of creditors; or (iv) upon the other party's dissolution or ceasing to do business in the normal course.

9.4   ADDITIONAL RIGHTS UPON DEFAULT.  In addition to the rights set forth in
      Section 9.2 and 9.3 above, upon the occurrence of any of the events described therein, the non-defaulting party (in the case of Section 9.2) or the non-affected party (in the case of Section 9.3) shall have the right to either (i) purchase all (but not less than all) of the other party's Shares or (ii) require the defaulting party to purchase all (but not less than all) of the non-defaulting party's Shares. Such right shall be exercisable by written notice delivered or mailed to the other party not later than the expiration of thirty (30) days after the non-defaulting party has received notice of the occurrence of one of the above events. The purchase price shall be the fair market value of the selling party's Shares, based upon the fair market value of the Joint

      Venture as a going concern. The parties shall negotiate such value in good faith. In the event the parties are unable to agree upon such value within sixty (60) days from the date of the non-defaulting party's notice of the exercise of its right to purchase such Shares, then such value shall be determined by binding arbitration pursuant to the provisions of
      Section 10.8. The purchase and sale transaction contemplated herein shall then be consummated within twenty (20) days after determination of the applicable purchase price.

9.5 DISSOLUTION OF JOINT VENTURE. This Agreement shall terminate upon the dissolution of the Joint Venture.

9.6 EFFECT OF TERMINATION. The provisions of Article VIII shall survive the termination of this Agreement for any reason. In the event of termination for any reason, the parties shall take all actions necessary to dissolve and liquidate the corporation in accordance with applicable law.

9.7 REVISION OF OPERATING PLAN. In the event that accumulated losses of the Joint Venture are anticipated to exceed thirty million (30 million) yen, the Shareholders shall meet to discuss in good faith whether the operations of the Joint Venture shall be revised or, possibly, discontinued.


                                    ARTICLE X

GENERAL PROVISIONS

10.1 DISCLAIMER OF AGENCY. This Agreement shall not constitute any Shareholder as the legal representative, partner or agent of any other Shareholder, nor shall any Shareholder have the right or authority to assume, create, or incur any liability or any obligation of any kind, express or implied, against or in the name of or on behalf of any other Shareholder.

10.2 FORCE MAJEURE. No Shareholder shall be responsible to the other for failure or delay in fulfillment of all or part of this Agreement, directly or indirectly, owing to any causes or circumstances beyond the reasonable control of such Shareholder, including but not limited to, Acts of God, governmental order or restrictions, war, warlike conditions, hostilities, sanctions, mobilization, blockage, embargo, detention, revolution riot, looting, strike, stoppage of labor, lock-out or other labor trouble, fire or accident, provided that the Shareholder whose performance is delayed promptly resumes performance once it is reasonably possible to do so.


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

10.3 ASSIGNMENT OF AGREEMENT. No Shareholder shall have the right or power to assign, transfer, or otherwise dispose of this Agreement in whole or in part to any individual, firm or corporation, without the prior written consent of the other Shareholder; provided, however, that a Shareholder may assign its rights and obligations under this Agreement to a successor to all or substantially all of its assets, whether by sale, merger, or otherwise, if the successor (who shall be reasonably acceptable to the other Shareholder) agrees in writing to be bound by this Agreement. For purposes of this Section, any change in the Control of a party shall be deemed to be an attempted transfer of this Agreement by that party, and shall be subject to the terms and conditions of this Section 10.3.

10.4 AMENDMENTS. No amendments, modifications or waivers to this Agreement shall be effective for any purpose unless in writing and signed by an authorized officer of each Shareholder.

10.5 NOTICES. All notices required or contemplated by this Agreement from either Shareholder shall be in writing and shall be delivered either (a) by personal delivery; (b) by registered or certified airmail, postage prepaid; or (c) by telecopy, confirmed by registered or certified airmail, postage prepaid. All notices delivered by airmail or telecopy shall be addressed as follows:

      If to RACOM:        Racom Systems, Inc.
                          6080 Greenwood Plaza Blvd.
                          Englewood, Colorado 80111


      If to NS:           Nittetsu Shoji Co., Ltd.
                          ________________________
                          ________________________
                          ________________________


      Such addresses may be changed from time to time by notice delivered in accordance with this Section. The effective date of any notice delivered in accordance with this Section, as the case may be, shall be (a) the date of personal delivery; (b) the fifth day after the date of airmail; or (c) the first business day after transmission of telex or telecopy.

10.6 WAIVERS. No waiver, forbearance or failure by either Shareholder of its right to enforce any provision of this Agreement shall constitute a waiver or estoppel of such Shareholder's right to enforce such provision thereafter or to enforce any other provision of this Agreement.

10.7  GOVERNING LAW.  This Agreement shall be governed by the laws of Japan.

10.8 ARBITRATION. Any dispute or claim arising out of or in connection with this Agreement will be finally settled by binding arbitration in Japan, if Racom initiates the arbitration, or in Denver, Colorado, if NS initiates the arbitration, under the Rules of Arbitration of the International Chamber of Commerce by one arbitrator appointed in accordance with those rules. The arbitrator will apply Japanese law to the merits of any dispute or claim, without reference to rules of conflicts of law. The arbitration and all pleadings and written evidence shall be in the English language. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for temporary or preliminary injunctive relief without breach of this arbitration provision.

10.9 COMPLIANCE. Each Shareholder agrees to cause the Joint Venture to perform all acts which may be required of the Joint Venture under the provisions of this Agreement. A copy of this Agreement shall be filed in the records of the Joint Venture and the Shareholders shall cause the Joint Venture to be bound by all provisions applicable to it.

10.10 COSTS AND EXPENSES. Each party shall bear its own costs and expenses incurred in connection with this Agreement.

10.11 SEVERABILITY. In the event that any provisions or any part of any provisions of this Agreement shall be held invalid, illegal or unenforceable under applicable law, such provision shall be severed from this Agreement, the remainder of this Agreement shall remain valid and enforceable, and the parties shall negotiate in good faith a substitute provision to effectuate, to the extent practicable, the intent of the severed provisions.

10.12 BINDING ON SUCCESSORS. Except as otherwise specifically provided herein, this Agreement shall be binding upon and inure to the benefit of the Shareholders and their respective legal representatives, heirs, administrators, executors, successors and assigns.

10.13 CONFLICT WITH ORGANIZATIONAL DOCUMENTS. In the event of any conflict between the terms of this Agreement and the Articles of Incorporation, the terms of this Agreement shall prevail and the Shareholders shall forthwith cause such necessary amendments to the Articles of Incorporation as are required to remove such conflict.

10.14 EXPORT CONTROLS. Each party agrees to comply with all applicable governmental export controls with respect to products, items, technology and information pertaining to this Agreement.

10.15 COUNTERPARTS. This Agreement may be signed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

10.16 LETTER OF INTENT. The parties agree that the terms and provisions of this Agreement hereby supersede all of the terms and provisions of the Letter of Intent dated April 23, 1993 and all other discussions, negotiations and agreements, whether written or oral, with respect to the subject matter of the Letter of Intent.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives effective as of the day and year first above written.

RACOM SYSTEMS, INC.                     NITTETSU SHOJI CO., LTD.


By: /s/ [ILLEGIBLE]                     By: /s/ [ILLEGIBLE]
   ------------------------------          ------------------------------------
Title: PRESIDENT                        Title: MANAGING DIRECTOR
      ---------------------------              --------------------------------
Date: 20 Oct. 1993                      Date: 20 Oct. 1993
      ---------------------------             ----------------------------------


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

                                  Attachment A


9.4   Additional Rights Upon Default.  In addition to the rights set forth in
      Section 9.2 and 9.3 above, upon the occurrence of any of the events described therein, the non-defaulting party (in the case of Section 9.2) or the non-affected party (in the case of Section 9.3) shall have the right to either (i) purchase all (but not less than all) of the other party's Shares or (ii) require the defaulting party to purchase all (but not less than all) of the non-defaulting party's Shares. Such rights shall be exercisable by written notice delivered or mailed to the other party not later than the expiration of thirty (30) days after

      (i) the date of the written notice from the non-defaulting party to the defaulting party under the terms of Section 9.2; or

      (ii) the date on which the non-affected party learns of the occurrence of the events described in Section 9.3.

The purchase price shall be the fair market value of the selling party's Shares, based upon the fair market value of the Joint Venture as a going concern. The parties shall negotiate such value in good faith. In the event the parties are unable to agree upon such value within sixty (60) days from (i) the date of the non-defaulting party's notice of the exercise of its right to purchase such Shares, (ii) the date of the non-defaulting party's notice of the exercise of its right to have the defaulting party purchase such Shares, or (iii) the date of the non-affected party's notice of the exercise of its right to purchase such Shares, then such value shall be determined by the portion constituted by said Shares of the total amount of the net asset value of the Joint Venture based on its assets and liabilities according to the company account books. The purchase and sale transaction contemplated herein shall then be consummated within twenty (20) days after determination of the applicable purchase price.

                     Addendum to the Joint Venture Agreement

This Addendum, made and entered into this 19th day of October, 1993 by and between RACOM SYSTEMS, INC. (hereinafter referred to as "RACOM") and Nittetsu Shoji Co., Ltd. (hereinafter referred to as "NS")

                                   WITNESSETH:

WHEREAS, RACOM and NS entered into a Joint Venture Agreement (hereinafter referred to as the "Agreement") on October 19th, 1993 and RACOM and NS desire to amend said Agreement.

NOW, THEREFORE, it is agreed as follows:

1.    Article 1.
      (1)   Section 1.5 shall be amended as follows:

            "Exclusive Distributor Agreement" shall refer to the Exclusive Distributor Agreement to be entered into between the Joint Venture and RACOM.

      (2)   Section 1.6 shall be amended as follows:

            "Exclusive Import Agreement" shall refer to the Exclusive Import Agreement to be entered into between RACOM and NS.

2.    Article 2.

      Both parties hereby confirm the establishment of Racom Japan Inc., on July 12th, 1993.

3.    Article 4.

      Both parties hereby confirm that, as stipulated in Section 4.2, shares were issued by the Joint Venture and were purchased by the Shareholders.

4.    Article 5.

      The eighth line in Section 5.1 shall be amended from "Section 1.2" to "Section 1.1."

5.    Article 6.

      (1)   Section 6.2 (b) shall be amended as follows:
            RACOM and the Joint Venture shall enter into the Exclusive Distributor Agreement.

6.   Article 9.

      (1)   Section 9.1 shall be amended as follows:
            After the closing, this Agreement shall continue in full force and effect for a period of two(2) years and at the end of this period, NS and RACOM shall review the Joint Venture's results and make any changes as NS and RACOM shall mutually decide.

      (2)   Section 9.4 shall be amended to read as indicated in attachment A.

RACOM SYSTEMS, INC.                          NITTETSU SHOJI CO., LTD.

By: /s/ [ILLEGIBLE]                          By: /s/ [ILLEGIBLE]
   ----------------------------                 ------------------------------


Title: PRESIDENT                             Title: MANAGING DIRECTOR
      -------------------------                     --------------------------


Date: 20 Oct. 1993                           Date: 20 Oct. 1993
      -------------------------                    ---------------------------